UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 28, 2005

The Williams Companies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	918-573-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On January 28, 2005, the Compensation Committee of The Williams Companies, Inc. ("Williams") Board of Directors (the "Compensation Committee") approved an annual incentive program for the Company’s executive officers. Funding under the 2005 annual incentive program will be based on Williams’ 2005 improvement in Economic Value Added ("EVA"). The payout of incentive awards to Williams’ executive officers under the 2005 annual incentive program will be based on the level of EVA attainment.

On February 5, 2004, the executive officers of Williams were granted certain performance-based deferred shares. One-third of the deferred shares granted were eligible to be earned annually upon attainment of performance targets established by the Compensation Committee each year in the first 90 days of each calendar year. The shares have a five-year term whereby there are five opportunities to earn the deferred shares granted. The shares that are earned during the five years will be issued no earlier than at the end of the five-year term. In February 2004, the Compensation Committee approved specific targets for the earning of the first one-third of the 2004 performance based deferred shares. The determination of attainment of those performance targets will be made by the Compensation Committee following Williams’ year-end earnings release expected to occur on February 23. On January 28, 2005, the Compensation Committee approved a specific performance target for the earning of the second one-third of the 2004 performance based deferred shares. The performance target will based on the level of EVA attainment in 2005.

EVA is a registered trademark of Stern, Stewart and Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Williams Companies, Inc.

February 3, 2005	By:	Brian K. Shore

Name: Brian K. Shore
Title: Secretary